UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

August 18, 2017 (August 15, 2017)

Date of Report (Date of earliest event reported):

Learning Tree International, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27248	95-3133814
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13650 Dulles Technology Drive, Herndon, Virginia		20171
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 709-9119

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 1.01     Entry into a Material Definitive Agreement.

On August 15, 2017, Learning Tree International Limited, a company incorporated under the laws of the United Kingdom (“Learning Tree Limited”), and subsidiary of Learning Tree International, Inc. (“Learning Tree” or the “Company”), entered into an agreement with Laxton Properties Limited (the “Landlord”) to assign two of its lease agreements, with the Company acting as the guarantor for Learning Tree Limited. The two lease agreements were initially effective as of November 14, 2012 and will expire on November 13, 2022. The two leases cover the first and second floors at Learning Tree Limited’s current location in London (“Euston House”) and will be assigned in their entirety to i2 Office Limited. The leases provide for an average annual minimum rent of £364,748.00 for the first floor and £365,560.00 for the second floor. The foregoing summary of the lease assignment is qualified in its entirety by the full text of the License to Assign, which is attached hereto as Exhibit 10.1 and incorporated herein by reference. Learning Tree Limited will retain a lease for the ground and basement floors at Euston House. In order to continue to offer instructor-led IT and Management training courses as it has for the past 18 years at this location, Learning Tree International Limited expects to expend approximately £500,000.00 to renovate the ground and basement floors to include sufficient classrooms and support facilities. The Company anticipates that it will be able to externally finance the estimated renovation costs.

Item 8.01     Other Events.

1.     On August 15, 2017, the Company announced that it had been awarded a Texas Department of Information Resources (DIR) Deliverables-Based IT Services (DBITS) contract.  The DBITS contract is part of a cooperative purchasing program for technology products and services operated by DIR on behalf of the state of Texas that allows for ease of procurement for authorized state and local agencies, as well as educational institutions, from a list of approved vendors who have been vetted through the award of contracts under a competitive bid process.   Currently, state and local agencies and educational institutions within 42 states partner with DIR to procure IT services. As a result, the DBITS contract will allow state and local agencies and educational institutions the opportunity to obtain services from the Company as an approved provider. There is no specified value associated with an awarded DBITS contract.

2.     On August 14, 2017, the Company terminated its License Agreement, dated March 3, 2015, with Educinvest SPRL, which termination became effective immediately. The License Agreement was entered into with Educinvest at the time of the sale of the Company’s subsidiary in France. The Company is evaluating other business opportunities that may be available to it as a result of the termination of the License Agreement.

3.     In June 2017, Learning Tree’s director of over 30 years, W. Mathew Juechter passed away. He was serving as Chair of the Nominating and Corporate Governance Committee. In August 2017, another director of 16 years, Howard Bain III, also passed away. Mr. Bain served as Chair of the Audit Committee. Their contributions to the Company over the years were significant and their presence will be missed. The Board is currently evaluating the Board and Committee composition as a result of these two vacancies.

 Item 9.01           Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.

10.1

License to Assign between Laxton Properties Limited, Learning Tree International Limited, i2 Office Limited, Learning Tree International, Inc., as guarantor and O.C.S. Group Limited, as guarantor, dated August 15, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: August 18, 2017	LEARNING TREE INTERNATIONAL, INC.

	By:	/s/ David W. Asai
David W. Asai
Chief Financial Officer (Principal Financial Officer)